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                                                                    Exhibit 10.1
                          [Just Toys, Inc. Letterhead]



                                                        December 5, 1996



    Mr. Morton J. Levy
    Just Toys, Inc.
    50 West 23rd Street
    New York, NY  10010

    Dear Morton:

             I am pleased to confirm the arrangements made with the Board of Directors concerning your relinquishing the helm as Chief Executive Officer of the Company.

             1. Until June 30, 1997 you will continue to serve as both Chief Executive Officer and as Chairman of the Board at a base salary at the rate of $225,000 per annum. In addition, with respect to the 1997 bonus pool established by the Company's Board of Directors, you will receive one-half of the amount you would have been entitled to had you been employed by the Company for all of 1997.

             2. On July 1, 1997 you will relinquish the post of Chief Executive Officer and thereafter you will continue to serve as Chairman of the Board and make yourself reasonably available to render advice and assistance to the Company upon reasonable prior notice from the Company.
    For such services the Company will pay you at the rate of: $100,000 per annum during the period from July 1, 1997 through December 31, 1997; $75,000 per annum during the period from January 1, 1998 through December 31, 1998; and $50,000 per annum during the period from January 1, 1999 through December 31, 1999. In the event of your death, payments will be made to your estate or as designated in your will.

             3. Through December 31, 1999, the Company will provide you with the use of an office, private telephone and secretarial services.

             4. The Company will grant to you the following fully vested and exercisable ten year options to purchase shares of the Company's common stock, par value $.01 per share ("Common Stock"): i) on December 5, 1996, an option to purchase up to 50,000 shares of Common Stock at an exercise price of $1.50 per share; and ii) on June 30, 1997, an option to purchase up to 50,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the Nasdaq National Market on such date. The December 5, 1996
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Mr. Morton J. Levy                  -2-                       December 5, 1996


    option is delivered to you concurrently herewith. The June 30, 1997 option will be delivered to you on such date in substantially the form of the December 5, 1996 option.

             Please acknowledge your agreement with the terms set forth in this letter by signing a copy of this letter below under the words "Agreed to and Accepted" and returning it to the Company.

                                        Sincerely,

                                        JUST TOYS, INC.

                                        By:   /s/ Barry Shaprio
                                           -------------------------------------
                                           Barry Shapiro
                                           President and Chief Operating Officer

    Agreed to and Accepted:



       /s/ Morton J. Levy
     --------------------
        Morton J. Levy